                             TABLE OF CONTENTS

Article                                                         Page*

  1           Purpose                                            1
  2           Management                                         2
  3           Existing Working Conditions                        3
  4           Contracting Out                                    4
  5           General Principles                                 5
  6           Union Shop                                         6
  7           Grievance Procedure                                7
  8           Safety and Health                                  9
  9           Hours of Work                                      11
  10          Overtime and Holidays                              13
  11          Vacations                                          15
  12          Seniority                                          17
  13          Military Service                                   21
  14          Severance Allowance                                21
  15          Rates of Pay                                       23
  16          Termination                                        24


Appendices

  A           Letter of Agreement on Misc. Matters               26
  B           Manning Agreement                                  27
  C           Standard Hourly Wage Scale                         29
  C-1         Standard Hourly Wage Scale                         30
  D           Memorandum - Indirect Incentives                   31
  E           Memorandum - Benefits                              32
  F           Letter of Agreement - 1996                         33

* Page references are to the original, signed agreement and not the "EDGARized" version of the agreement as filed herein.

                                  AGREEMENT

This Agreement is between CP Industries, Inc. (Company) and the United Steelworkers of America on behalf of Local #1514 (Union). The Company recognizes the Union as the exclusive collective bargaining representative of all hourly production and maintenance employees for whom the Union is certified by the National Labor Relations Board as the exclusive collective bargaining representative. This agreement applies only to operations at the Christy Park Plant in McKeesport, PA. Any future business ventures which may be pursued and/or obtained by CP Industries, Inc. will be considered separate entities and not subject to the provisions of this Agreement.


                                  ARTICLE 1
                                   PURPOSE

The purpose of this agreement is to establish rates of pay, hours of work and other conditions of employment promoting a cooperative relationship among all employees, ensuring uninterrupted operations and achieving the highest level of employee performance consistent with safety, good health, and sustained effort.


                                  ARTICLE 2
                                  MANAGEMENT

2.1 The Company retains the exclusive right to manage the business and to direct the work force. These rights include the right to hire, suspend or discharge for proper cause, or transfer, and the right to relieve employees from duty because of lack of work or for other legitimate reasons.

2.2 A supervisor will not perform work normally done by a bargaining unit employee except in the following types of situations: experimental and/or demonstrational work, work under emergency conditions where interference with operations, injury or damage to material or equipment could occur, and work under existing circumstances would be unreasonable to assign to bargaining unit employees or is negligible in amount. Work incidental to supervisory duties or a job normally performed by a supervisor, even though similar to duties in bargaining unit jobs, shall not be affected by this provision.

2.3 If a supervisor performs work in violation of the above and the employee who would have done the work and who has realized a loss of earnings can be identified, the Company shall pay that employee the applicable standard hourly wage rate for the time involved or for four hours, whichever is greater.

2.4 An employee who is assigned as a temporary foreman shall not cease to be an employee, although the terms and conditions of employment applicable to the position shall be solely determined by the Company. An employee assigned as a temporary foreman on a weekly basis will not work in the bargaining unit during that week; provided, however, if all employees are at work in a given department wherein a temporary foreman is so assigned, there shall be no prohibition in his performance of bargaining unit functions as required. An employee will not be assigned as a temporary foreman merely as a means of retaining him from layoff at a time when the application of his seniority would not otherwise result in his retention.

2.5     Crew leader assignments will be made at the discretion of management;
however, such assignments will not be made for a period exceeding four consecutive months.


                                  ARTICLE 3
                         EXISTING WORKING CONDITIONS

A. Identified specific practices or customs in effect as of the date of this agreement will remain in effect except as they are changed or eliminated by mutual agreement or, if the basis for the existence of such practice or custom is changed or eliminated, the Company will have the right to void same. When such a change or elimination is made by the Company, any affected employee shall have recourse to the grievance procedure to have the Company justify its action. A three month period of time will be provided following the effective date of this agreement for the parties to agree to which, if any, practices exist. Any claimed practice, custom, or condition not identified and agreed to during this time will not be recognized.


                                  ARTICLE 4
                               CONTRACTING OUT

4.1 The Company intends to use its employees when reasonable and practicable for work on its property. The following shall govern the various types of contracting out situations:

A. Where the practice has been to perform production, service, and day-to-day maintenance and repair work within the plant by bargaining unit employees, such will continue unless otherwise agreed to.

B. Where the practice has been to contract out such work, it may continue unless otherwise agreed to.

4.2 Maintenance and repair work performed within the plant, other than that described above, and installation, replacement and reconstruction of equipment and productive facilities, other than that described below, may not be contracted out for performance within the plant unless contracting out can be demonstrated by the Company to have been the more reasonable course of action.

4.3 New construction including major installation, major replacement and/or reconstruction of equipment and productive facilities may be contracted out.

4.4 A joint committee will be established to discuss problems which may arise concerning the application of this Article. The Union representative(s) will be notified when the Company decides to contract out work for performance in the plant; such notice will be in advance of contracting out except where emergency requirements preclude same.

4.5 Should the Union representatives on the committee believe discussion is necessary, they shall request a meeting within 5 days after notice is given and a meeting shall be held within 3 days thereafter. If the matter is not resolved, a grievance challenging such action may be filed, if initiated within 30 days from the date of the Company's notice. If the Company fails to notify the Union on matters covered by paragraphs 4.4 and 4.5 and the reason was not due to an emergency situation, and such failure deprived the Union of a reasonable opportunity to suggest practicable alternatives, the Board of

Arbitration shall have the authority to fashion a remedy appropriately.

4.6 The Company will notify the Union of significant items of maintenance or repair work to be performed outside the plant but no requirement of notification shall exist concerning the purchase of goods, materials and equipment. The parties agree that if work which had been historically and exclusively done by bargaining unit employees is sent outside the plant to be performed and that activity prompts a pending layoff of employees who would have done the work, such layoff will not occur while the work continues to be performed outside the plant.

4.7     Janitorial services will be provided by an outside contractor.


                                  ARTICLE  5
                              GENERAL PRINCIPLES

5.1 The provisions of this agreement will be applied to all employees without regard to race, color, religious creed, national origin, sex or age.

5.2 There will be no Union activity on Company time. There will be no strikes, work stoppages, slow-downs, or other acts which would interrupt or impede operations. No officer or representative of the Union shall authorize, instigate, aid, or condone any such activities.

5.3     The Company agrees there will be no lockouts.

5.4 The right of the Company to discipline an employee for a violation of this agreement shall be limited to the failure of such employee to discharge his responsibilities as an employee and may not in any way be based upon the failure of such employee to discharge his responsibilities as a representative or officer of the Union. The Union has the exclusive right to discipline its officers and representatives. The Company has the exclusive right to discipline its officers, representatives, and employees.


                                  ARTICLE  6
                                  UNION SHOP

6.1 Each employee in the bargaining unit on the date of this agreement and each person who becomes an employee shall, as a condition of continued employment, be required to be a member of the Union on the 30th day following the date of this agreement or the beginning of his employment, whichever is later.

6.2 The Company agrees to deduct, upon written authorization signed by the employee, initiation fees and/or monthly dues from employees' earnings. The amount of monthly dues shall be twice the employee's current hourly vacation rate.

6.3 The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this article.

                                  ARTICLE 7
                             GRIEVANCE PROCEDURE

1. Differences between the parties as to interpretation or application of, or compliance with, the provisions of this agreement should be addressed in an expeditious and effective manner. The following procedure for processing grievances will be applied:

A. An Employee and/or his grievance committeeman will discuss complaints or grievances with his immediate supervisor within ten (10) calendar days after the occurrence or non-occurrence of the event prompting the grievance, or the date on which such event should reasonably have become known.

B. If the issue remains unresolved, a grievance must be filed in writing, signed by the employee and his grievance committeeman, and submitted to his supervisor no later than ten (10) calendar days after a response from the supervisor. The written grievance will set forth the specific alleged infraction, facts relating thereto, and the contractual provisions claimed to have been violated. A grievance not conforming to this format will not be appropriate for processing.

C. A meeting will be held with a Company representative from the area involved at mutually agreeable times. If an answer is not provided within ten
(10) calendar days thereafter, the grievance will be granted.

D.      Should the grievance remain unresolved, it may be appealed within ten
(10) calendar days for a hearing before the President and/or his representatives, the Grievance Committee and a Representative from the International Union, if desired. Meetings will be held at mutually agreeable times after the appeal is received. The resolution of grievances up to and including this level will be without prejudice to the position of either party. For any unresolved grievance, a summary of pertinent points discussed will be prepared by the Company and jointly signed.

E. In the event the grievance is not settled, it may be appealed to an arbitrator mutually selected by the parties, provided such is so appealed within thirty (30) calendar days after (D) above.

F. Hearings before an arbitrator will be held within thirty (30) calendar days after (E) above.

G. An arbitrator will have jurisdiction and authority only to interpret, apply, or determine compliance with this agreement and may not add to, detract from, or alter this agreement.

H.      The costs of arbitration will be equally shared by the parties.

I. If a grievance is not appealed in accordance with the above, it shall be considered settled on the basis of the last decision made.

7.2 A Grievance Committee will be designated by the Union and will number no more than four employees, one of whom will be the Chairman.

7.3 In all instances where the Company believes an employee's conduct justifies discharge, he will first be suspended for not more than five (5) calendars days and notified in writing that he will be discharged at the end thereof. During such five day period, if the employee believes his proposed discharge is unjust, he may request a hearing and discussion of the offense before the Vice-President--Operations (or Director, if appropriate). Within five (5) calendar days thereafter, the suspension will be affirmed, modified, extended, revoked or converted to discharge.

        Should the determination result in discharge, the employee may file a grievance within five (5) calendar days after notice. A hearing before the President and/or his representatives will be held and decision rendered within ten (10) calendar days. This decision may be appealed to arbitration and heard in the manner set forth above. Additionally, the Arbitrator will not have jurisdiction to modify the degree of discipline imposed should it be determined that the employee has been suspended or discharged for proper cause.


                                  ARTICLE 8
                              SAFETY AND HEALTH

8.1 The safety and health of all employees is of great concern to the Company and Union of CP Industries, Inc. and all employees will accept "safety" as a part of their individual responsibility.

8.2 The Company will make all necessary repairs and adjustments to assure the safety of all its employees and shall comply with all applicable State and Federal regulations regarding job safety and health. The Union agrees to cooperate fully in providing a safe work environment.

8.3 Protective devices and other equipment deemed necessary by Management to protect employees from accidents and health hazards shall be provided by the Company. On July 1, 1997 and July 1, 1999, each employee, other than probationary employees, who is required to wear safety shoes or metatarsals will be provided an allowance of $40.00 to purchase safety shoes for wear at the plant.

8.4 The Company welcomes suggestions from all employees or from the Union which offer practical and feasible ways of improving plant safety. An employee may submit safety suggestions through his immediate supervisor.

8.5 The Company reserves the right to adopt reasonable plant rules and may impose appropriate discipline for the violation of such rules. Employees of CP Industries must recognize that compliance with safety rules and regulations is a condition of employment. To be effective, all employees must be constantly on the lookout for any condition or action which might be unsafe or careless. Both the Union and the Company agree to promote all rules necessary to insure safety on the job.

8.6 Both the Company and the Union agree that failure to report accidents, even if minor in nature, can result in a loss of a life or limb to other workers and also disrupt the efficient operation of the plant.

8.7 Consequently, employees are required to immediately report to their supervisor any accident or injury, major or minor, which may occur to them. If then directed by his supervisor, the employee will report immediately for medical treatment.

8.8 A Joint Union - Management Safety and Health Committee will be established.

                                  ARTICLE 9
                                HOURS OF WORK

9.1 This Article defines the normal hours of work and shall not be construed as a guarantee of hours per day or per week, or as a guarantee of any amount of pay, or as a limitation on hours of work in a day or week.

9.2     The normal work day shall consist of eight (8) hours in a twenty-four
(24) hour period with five (5) consecutive workdays constituting a normal work week. While forty (40) hours shall be considered a normal pattern, the Company may reduce the work week to thirty-two (32) hours at its option.

9.3 The eight (8) hours work day shall be consecutive with the following conditions applicable: (1) A ten (10) minute coffee break at 9:00 AM;
(2) a twenty (20) minute lunch break at Noon, and (3) employees may leave their respective work areas for wash-up no earlier than fifteen (15) minutes to the hour at the end of the scheduled turn and may exit the plant no earlier than seven (7) minutes to the hour. The parties recognize that in the past there has been abuse of these privileges; in this light, the Union representatives and all employees pledge adherence to these regulations and will confine non-work time to the limitations so stated. If it is determined that abuse persists, the privilege of the fifteen (15) minute wash-up time will be revoked and employees will work to the end of the hour of the scheduled turn.

9.4 An employee who reports for work as scheduled and is sent home for lack of work shall receive four (4) hours pay at his standard hourly wage rate provided he was not otherwise notified not to report. The Company may assign the employee to other work for which he is qualified in lieu of being released. If the employee refuses the assignment, or lack of work is due to an emergency such as fire, flood, explosion, storm, utility failure, mechanical breakdown, work stoppage, labor dispute , act of God, or for any reason or condition beyond control of the Company, no compensation is due.

9.5 An employee who is called for jury service or subpoenaed as a witness shall be excused from work for the days on which he serves. Service includes required reporting whether or not he is used. In such case, the employee will be paid the difference between the amount paid by the court and his standard hourly wage rate for eight (8) hours for each day. The employee must present proof of service and of the amount of pay received.

9.6 When death occurs to an employee's legal spouse, mother, father, mother-in-law, father-in-law, son, daughter, brother, sister, grandparents or grandchildren (including stepfather, stepmother, stepchildren, stepbrother or stepsister when they have lived with the employee in an immediate family relationship), an employee, upon request, will be excused and paid for up to a maximum of three (3) scheduled shifts (or for such fewer shifts as the employee may be absent) which fall within a three (3) consecutive calendar day period; provided, however, that one such calendar day shall be the day of the funeral and it is established that the employee attended the funeral. Payment shall be eight (8) times his average straight-time hourly earnings (as computed for jury pay). An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason. Time thus paid will not be counted as hours worked for purposes of determining overtime or premium pay liability.

                                  ARTICLE 10
                             OVERTIME AND HOLIDAYS

10.1 Overtime at the rate of 1-1/2 times the regular rate of pay shall be paid for:

A. Hours worked in excess of eight (8) hours in a workday or forty (40) hours in a week.

B. Hours worked on a sixth or seventh workday when work was performed on five (5) other workdays in a week.

C. Hours worked on a sixth or seventh workday of a seven (7) consecutive-day period during which the first five (5) days were worked, whether or not all of such days fall within the same payroll week except as mutually agreed. Overtime must be claimed by notification of the employee's foreman within a week after the sixth or seventh day is worked.

10.2 Payment of overtime rates shall not be duplicated for the same hours worked.

10.3 The designated holidays are: January 1, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, the day before Christmas Day and Christmas Day. If the calendar holiday is on Sunday, the holiday shall be the following Monday.

10.4 For hours worked on any designated holiday, an overtime rate of 2-1/2 times an employee's regular rate of pay will be paid.

10.5 An eligible employee who does not work on a designated Holiday will be paid eight (8) times his current hourly vacation rate. If, however, he is scheduled to work and fails to report or perform work, he will be ineligible for pay unless his absence was due to sickness or because of death in the immediate family (parents including in-laws, children, brother, sister, spouse and grandparents) or because of similar good cause.

10.6 An eligible employee is one who: (a) Has completed thirty (30) turns of work since his last hire; (b) Performs work or is on vacation in the payroll period in which the Holiday occurs; or if he is laid-off for such payroll period, performs work or is on vacation in both the payroll period preceding and the payroll period following the payroll period in which the Holiday occurs; and (c) Works as scheduled or assigned both on his last scheduled workday prior to and on his first scheduled workday following the Holiday unless he has failed to so work because of sickness or because of death in the immediate family or because of similar good cause.

10.7 When a Holiday occurs during an eligible employee's scheduled vacation, he shall be paid for same in addition to his vacation pay. Such payment shall also apply to (1) an employee whose vacation has been scheduled prior to his layoff and who thereafter is laid off and takes his vacation as scheduled, or (2) an employee who is not at work at the time his vacation is scheduled, but who thereafter returns to work and is then absent from work during a Holiday week because of his scheduled vacation. However, an employee who is not at work at the time of scheduling his vacation and is not working at the time his vacation commences, is not eligible for Holiday pay for such Holiday occurring during his vacation.

                                  ARTICLE 11
                                  VACATIONS

11.1 Eligible employees shall receive vacation in accordance with the following:

        Years of Continuous Service             Weeks of Vacation
           1 but less than 3                             1
           3 but less than 10                            2
           10 but less than 17                           3
           17 but less than 25                           4
           25 or more                                    5

           Vacations will be taken on a calendar week basis.

11.2 Continuous service is that time calculated pursuant to Article 12 - Seniority, except that there shall be no accumulation of service in excess of the first two (2) years of any continuous period of absence on account of layoff or physical disability (compensable disability excepted, as provided in Article 12) in the calculation of service for vacation eligibility.

11.3 To be eligible, an employee must not have been absent from work for six (6) consecutive months or more in the preceding calendar year and must work some time in current calendar year. However, any period of absence while on vacation or due to a compensable disability in the year in which he incurred such disability or while in military service in the year of his reinstatement to employment, shall be deducted in determining the length of a period of absence from work.

11.4 An employee forfeits any vacation benefits if he quits, retires, dies or is discharged prior to January 1 of the vacation year.

11.5 Vacations will, so far as practicable, be granted at times most desired by employees (longer service employees being given preference as to choice); but the final right to allot vacation periods and to change such allotments is exclusively reserved to the Company in order to insure the orderly operation of the plant.

11.6 Vacations may be scheduled throughout the calendar year; however, the Company may designate certain weeks as vacation shutdown periods.

11.7 Each employee granted a vacation under this Article will be paid at his average rate of earnings per hour for the first two of the last four closed and calculated pay periods worked by the employee preceding the first week of the actual vacation period. Hours of vacation pay for each vacation week shall be the average hours per week worked by the employee in the first two of the last four pay periods worked by the employee preceding the first week of the actual vacation period, but not less than forty (40) hours per week nor more than forty-eight (48) hours per week.

11.8    The average rate of earnings per hour shall be computed by:

A. Totaling pay received for all hours worked (total earnings, excluding premium for overtime, holiday, Sunday and shift differential) and pay for unworked holidays, and

B. Dividing such earnings by the total of hours worked and unworked holiday hours which were paid for.


                                  ARTICLE  12
                                   SENIORITY

12.1 The parties recognize that promotional opportunity and job security in event of promotions, decrease of forces, and recalls after layoffs should increase in proportion to length of continuous service.

12.2 It is understood that the Manning Agreement will provide the guidelines for administration of work assignments and mobility of the work force to the extent stated therein. The Manning Agreement is Appendix B. The Production Engineering Planning Department has two separate units.

12.3 Plant continuous service shall be used for all purposes in which a measure of continuous service is utilized, except vacation preference purposes where continuous combined corporation service will apply. In the event two or more employees have identical plant continuous service, the tie will be broken on the basis of continuous combined corporation service. If they are the same, the tie will be resolved with the employee having the earliest birth date being recognized as the senior employee.

12.4    It is understood and agreed that in all cases of:

A. Promotion the following factors as listed below shall be considered; however, only where factors "1" and "2" are relatively equal shall continuous service be the determining factor:

                  1.  Ability to perform the work,
                  2.  Physical fitness,
                  3.  Continuous service.

B. Decrease in forces or recalls after layoffs the following factors as listed below shall be considered; however, only where both factors "1" and "2" are relatively equal shall continuous service be the determining factor:

                  1.  Ability to perform the work,
                  2.  Physical fitness,
                  3.  Continuous service.

12.5 Continuous service shall be calculated from date of first employment or reemployment following a break in continuous service. Continuous service shall be broken by:

A.      Quit
B. Discharge, provided that if the employee is rehired within six (6) months the break in continuous service shall be removed.
C.      Termination in accordance with Article 14 - Severance Allowance.
D. Absence in excess of two years, except as provided in 12.7 and 12.8 below.

12.7    If an employee is absent because of layoff or physical disability in excess of two (2) years, he shall continue to accumulate continuous service during such absence for an additional period equal to (i) three years, or (ii)
the excess, if any, of his length of continuous service at commencement of such absence over two years, whichever is less.  Any accumulation in excess of
two years during such absence shall be counted, however, only for purposes of this Article and shall not be counted for any other purpose under this agreement.  In order to avoid a break in service within the above period after an absence in excess of two years, an employee absent because of layoff or physical disability must report for work promptly upon termination of either cause, provided, in the case of layoff, the Company has mailed a recall notice to the last address furnished to the Company by the employee.

12.8 Absence due to a compensable disability incurred during course of employment shall not break continuous service, provided such individual is returned to work within thirty (30) days after final payment of statutory compensation for such disability or after the end of the period used in calculating a lump-sum payment.

12.9 New employees and those hired after a break in continuity of service will be regarded as probationary employees for the first five hundred and twenty (520) hours of actual work and will receive no continuous service credit during such period. Probationary employees may be laid off or discharged as exclusively determined by Management. Probationary employees continued in the service of the Company subsequent to the first five hundred and twenty (520) hours of actual work shall receive full continuous service credit from date of original hiring.

12.10 When a decrease in force continues to the point at which a grievance committeeman would otherwise be laid off, he shall be retained in active employment (for such hours per week as may be scheduled for an employee on the job to which he is assigned) for the purpose of continuity in the administration of this Agreement in the interest of employees and the Company so long as a work force is at work in the plant area which he represents on the grievance committee. In any event, no grievance committeeman shall be retained in employment under this paragraph unless work which he can perform is available in the plant area which he represents on the grievance committee.

12.11 The principles set forth in the preceding paragraph shall apply on a plant-wide basis to employees who hold the following office: President or Vice-President. This applies only if not in conflict with the National Labor Relations Board's ruling. When there are not sufficient jobs available to provide employment in accordance with both this paragraph and the preceding paragraph, priority shall be given to employees covered by the preceding paragraph.

12.12 The Company shall make available for review by the local union concerned lists showing the relative continuous service of each employee in each seniority unit. Such lists shall be revised by the Company from time to time, as necessary, to keep them relatively up-to-date. The seniority rights of individual employees shall in no way be prejudiced by errors, inaccuracies, or omissions in such lists.

12.13 The procedure outlined below will govern assignments to permanent job vacancies if and when Management determines that such a vacancy exists and is to be filled:

        Within a given line of progression, a vacancy within such line would be filled by employees occupying jobs immediately below that job, by job class, on the basis of plant service. Then, to fill the ensuing vacancy in that job, employees in the next lower level job would be offered promotion. This procedure would continue until there remained a vacancy at the entry level job. At this point, for departments where more than one line of progression exists, employees in other lines may submit applications for the posted entry level job. In the end, a department entry level job would be filled on a plant-wide basis. In department where all jobs are part of one line of progression, the entry level job will be posted and filled on a plant-wide basis. An entry level job will be posted for a period of seven (7) calendar days. Trade and craft vacancies will be posted for consideration on a plant-wide basis. Vacancies not filled within 45 days will be reposted. A successful bidder may decide to return to his former incumbent position within 45 days and such return will be without loss of his seniority standing.
        In such case, other applicants will be considered.


                                  ARTICLE 13
                               MILITARY SERVICE

13.1 Employees who enter military service shall receive all rights and privileges accorded them by the laws of the United States.

13.2 Employees called for encampment of the National Guard or Reserve shall receive the difference in their service pay and average rate of earnings (as calculated for vacation pay) for hours they would have worked for up to a maximum of two (2) weeks per year.


                                  ARTICLE 14
                              SEVERANCE ALLOWANCE

14.1 If the Company, in its sole discretion, decided to permanently close the plant or a department thereof, an employee with three (3) or more years of continuous Company service whose employment is terminated because he was not entitled to nor offered other employment shall be eligible for severance allowance in accordance with the following scale:

    Continuous Company Service                 Weeks of Severance Allowance
    3  years but less than  5 years                        4
    5  years but less than  7 years                        6
    7  years but less than 10 years                        7
    10 years or more                                       8

14.2 A week's severance allowance shall be the employee's vacation rate as calculated pursuant to Article 11. Payment shall be made in a lump sum at the time of termination and acceptance of same shall terminate employment and continuous service for all purposes.

14.3 An employee who is offered employment in another department of the plant shall not be entitled to severance allowance. If, however, he transfers and such transfer results directly in the permanent displacement of some other employee, the latter shall be eligible for severance allowance provided he otherwise qualifies.

14.4 Severance allowance shall not be duplicated for the same severance and any payment received from other sources shall be deducted from the amount to which the employee may be entitled under this article.

14.5 An employee whose employment would otherwise have been terminated may elect to be placed on layoff for thirty (30) days during which time he shall decide whether to remain on layoff or take severance allowance. If he elects to continue on layoff, severance allowance is permanently waived. Moreover, any SUB payments received during this time shall be deducted from any severance allowance to be paid.


                                  ARTICLE 15
                                 RATES OF PAY

15.1 The standard hourly wage scale of rates for the respective job classes shall be those set forth in Appendix C and C-1 and shall continue in effect without change until the expiration date of this Agreement.

15.2 The starting rate for a newly hired employee will be $2.50 per hour less than the established rate for the particular job to which he is assigned. This rate will remain in effect for the first 2080 hours of work.

15.3 No basis shall exist for an employee to allege that a wage-rate inequity exists and no complaint or grievance on behalf of an employee alleging a wage-rate inequity shall be initiated or processed during the terms of this Agreement.

15.4 Notwithstanding any provisions of this Article, errors in application of rates of pay shall be corrected.

15.5 The Company will not establish performance standards for nonincentive jobs, except as such jobs are covered by incentives.

15.6 For hours worked on the afternoon shift there shall be paid a premium rate of $.30 per hour. For hours worked on the night shift there shall be paid a premium rate of $.45 per hour. Shifts are identified as follows:

Day Shift - Turns starting between 6:00 AM and 8:00 AM inclusive. Afternoon Shift - Turns starting between 2:00 PM and 4:00 PM inclusive. Night Shift - Turns starting between 10:00 PM and 12 midnight inclusive.

15.7 Shift differential shall be included in the calculation of overtime compensation but shall not be included in the base hourly rate for calculating incentive earnings.

15.8 An employee shall be paid a premium of 50% based on his regular rate of pay for all hours worked on Sunday which are not paid for on an overtime basis.

15.9 Existing practices and procedures governing the administration of incentive applications and job descriptions and classifications will remain in effect for the duration of this Agreement unless modified by mutual consent. However, as set forth in Appendix D, employees covered by the identified indirect incentive applications will be paid the reference average rate.


                                  ARTICLE  16
                                  TERMINATION

This agreement shall become effective June 1, 1996, and remain in force until Midnight, May 31, 2001 and shall thereafter continue in force from year to year unless either party desires to modify the terms. The party desiring the modification must notify the other party in writing not less than sixty (60) days prior to the expiration date of this Agreement, or not less than sixty
(60) days prior to an anniversary date hereof. Should either party serve such notice, a joint conference shall convene not later than thirty (30) days prior to the expiration date in the year in which the notice given. Notice shall be by registered mail to the other party.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the proper and duly authorized officers of the Company and the Union have executed
this Agreement effective this date and year          June 1, 1996
                                           --------------------------------

                                            UNITED STEELWORKERS OF
   CP INDUSTRIES, INC.                       AMERICAN AFL-CIO-CLC


- - ---------------------------------       ---------------------------------
Jack T. Croushore, President            George F. Becker, Int'l President


- - ---------------------------------       ---------------------------------
C. Herbert Ellis, Vice President        Leon Lynch, Vice President
       Human Resources                           Human Affairs


- - ---------------------------------       ---------------------------------
Roger L. Seese, Controller              Leo W. Gerard, Sec./Treas.


- - ---------------------------------       ---------------------------------
Kevin P. Collins, Vice President        Richard H. Davis, Vice President
Business Development                            Administration


                                        ---------------------------------
                                        Andrew V. Palm, Director
                                               District 10


                                        ---------------------------------
                                        Dennis R. Fleming, Staff Rep.


                                          USWA - LOCAL UNION 1514 (O&T)


                                        ---------------------------------
                                        Walter N. Grimes, President


                                        ---------------------------------
                                        Gerald R. Robinson, Vice President


                                        ---------------------------------
                                        Edward T. Aaron, Jr., Rec. Secretary


                                        ---------------------------------
                                        James McLaughlin, Grievance Comm.


                                        ---------------------------------
                                        Samuel Zenobi, Grievance Comm.

                                  APPENDIX A
                 LETTER OF AGREEMENT ON MISCELLANEOUS MATTERS
                                June 4, 1992

Mr. Richard Pastore
Staff Representative
United Steelworkers of America

Dear Mr. Pastore:

This will confirm our understanding and agreement that the following matters were resolved as stated during the 1992 negotiations on behalf of USW Locals #1514 (hourly) and #3330 (salary):

1. Appendix D of the hourly 6/1/87 Agreement is modified as follows: Pay performance for Plan 4650-01 (Tool Grinders) is 114% and Plan 4900-03 (Heavy Forge) is 117%.

2. Appendix D of the salary 6/1/87 Agreement is modified to state the Service Bonus Plan provisions will remain in place for the duration of the 6/1/92 Agreement.

3. The terms and conditions of the SUB plan that previously existed will remain in effect.

4. The parties agree to meet to explore the feasibility of developing and installing a gain-sharing plan.

5. For retirements after Sept. 1, 1992, the minimum pension formula will be increased by $1.00 for each year of service worked as a CP Industries, Inc. employee, i.e. on or after August 1, 1986.

6. The parties recognize the "American With Disabilities Act" becoming effective 7/26/92 and pledge support for and conformance with the principles and intent of this legislation.

                                        Sincerely,

                                        (Signed)
                                        ---------------------------------
                                        C.H. Ellis, Vice President
                                        Human Resources and
                                        Administrative Services
CONFIRMED:

(Signed)
- - ---------------------------------
Richard Pastore
USW Staff Representative

                                  APPENDIX B
                              MANNING AGREEMENT

        The parties recognize that existing narrow job descriptions necessarily limit the scope of employees' work activity; the need to revise manning procedures to permit more flexibility in job assignment is evident. To this end, the parties agree that job combinations will occur and employee utilization will be broadened. In order to realize this expansion of work function and overlapping of assignments, the parties will address jobs performed by CP Industries, Inc. employees. As those employees terminate (defined as quit, retire, die), functions may be combined with other jobs as determined by Management. Input from the Union representatives with respect to the most efficient manning arrangement will be sought prior to a pending combination. It is understood that the ability to combine work functions is at the discretion of Management; however, should Management decide that a replacement in kind is needed, those other employees on layoff who still retain recall rights will be considered prior to seeking new hires.

        It is agreed and understood that for a given week, Management will develop a schedule, placing recognized incumbents on a job if it is reasonably anticipated that performance of such work functions will be required. It is expected that these identified employees will work on scheduled jobs during the week as well as be available for reassignment as the need exists. This mobility is not subject to question during the week and only an appropriate challenge may be lodged alleging a continuing violation or abuse of the intent of the system after initial discussion by the parties to air the concern.

        Management will, in the course of reviewing anticipated work and related manning, consider the respective seniority status of a department's employees: however, it is recognized that where junior-in-service employees hold incumbency on certain primary, critical jobs, those individuals may work a portion of the time on the scheduled job and then may be reassigned for the duration while senior employees are on layoff.

        The parties agree that for purposes stated herein, there shall exist four (4) departments: (A) Cylinder Manufacturing, (B) Maintenance, (C) Stores, and (D) Quality Control. The latter department will still retain two (2) separate units (Metallurgical Lab and Inspection) for force reduction purposes only. The Company's intention is to reassign within the department as the needs dictate, avoiding the crossing of departmental lines. There could be exceptions, however, depending on the circumstances; e.g. should a given work situation arise during a week where a need exists to get a particular job done and available departmental employees are being fully utilized, the options may be several: (1) A Management decision to postpone the job; (2) Use overtime to complete within the week; (3) With the approval of the Chairman or Secretary of the Grievance Committee, use employees from other departments;
(4) Some combination of above.

                          Standard Hourly Wage Scale
                       Appendix C (Non-Incentive jobs)

 Job     Effective    Effective     Effective     Effective     Effective
Class     6/1/96       6/1/97        6/1/98        6/1/99        6/1/00

 1-2      $13.245      $13.745       $14.245       $14.745       $15.345
  3       $13.392      $13.892       $14.392       $14.892       $15.492
  4       $13.539      $14.039       $14.539       $15.039       $15.639
  5       $13.686      $14.186       $14.686       $15.186       $15.786
  6       $13.833      $14.333       $14.833       $15.333       $15.933
  7       $13.980      $14.480       $14.980       $15.480       $16.080
  8       $14.127      $14.627       $15.127       $15.627       $16.227
  9       $14.274      $14.774       $15.274       $15.774       $16.374
  10      $14.421      $14.921       $15.421       $15.921       $16.521
  11      $14.568      $15.068       $15.568       $16.068       $16.668
  12      $14.715      $15.215       $15.715       $16.215       $16.815
  13      $14.862      $15.362       $15.862       $16.362       $16.962
  14      $15.009      $15.509       $16.009       $16.509       $17.109
  15      $15.156      $15.656       $16.156       $16.656       $17.256
  16      $15.303      $15.803       $16.303       $16.803       $17.403
  17      $15.450      $15.950       $16.450       $16.950       $17.550
  18      $15.597      $16.097       $16.597       $17.097       $17.697
  19      $15.744      $16.244       $16.744       $17.244       $17.844
  20      $15.891      $16.391       $16.891       $17.391       $17.991
  21      $16.038      $16.538       $17.038       $17.538       $18.138
  22      $16.185      $16.685       $17.185       $17.685       $18.285
  23      $16.332      $16.832       $17.332       $17.832       $18.432
  24      $16.479      $16.979       $17.479       $17.979       $18.579
  25      $16.626      $17.126       $17.626       $18.126       $18.726

                          Standard Hourly Wage Scale
                        Appendix C-1 (Incentive Jobs)

 Job   Calculation   Effective   Effective   Effective   Effective   Effective
Class     Rate        6/1/96      6/1/97      6/1/98      6/1/99      6/1/00

 1-2     $4.600       8.645       9.145       9.645       10.145      10.745
  3      $4.719       8.673       9.173       9.673       10.173      10.773
  4      $4.838       8.701       9.201       9.701       10.201      10.801
  5      $4.957       8.729       9.229       9.729       10.229      10.829
  6      $5.076       8.757       9.257       9.757       10.257      10.857
  7      $5.195       8.785       9.285       9.785       10.285      10.885
  8      $5.314       8.813       9.313       9.813       10.313      10.913
  9      $5.433       8.841       9.341       9.841       10.341      10.941
 10      $5.552       8.869       9.369       9.869       10.369      10.969
 11      $5.671       8.897       9.397       9.897       10.397      10.997
 12      $5.790       8.925       9.425       9.925       10.425      11.025
 13      $5.909       8.953       9.453       9.953       10.453      11.053
 14      $6.028       8.981       9.481       9.981       10.481      11.081
 15      $6.147       9.009       9.509      10.009       10.509      11.109
 16      $6.266       9.037       9.537      10.037       10.537      11.137
 17      $6.385       9.065       9.565      10.065       10.565      11.165
 18      $6.504       9.093       9.593      10.093       10.593      11.193
 19      $6.623       9.121       9.621      10.121       10.621      11.221
 20      $6.742       9.149       9.649      10.149       10.649      11.249
 21      $6.861       9.177       9.677      10.177       10.677      11.277
 22      $6.980       9.205       9.705      10.205       10.705      11.305
 23      $7.099       9.233       9.733      10.233       10.733      11.333
 24      $7.218       9.261       9.761      10.261       10.761      11.361
 25      $7.337       9.289       9.789      10.289       10.789      11.389

                                  APPENDIX D

                                                  May 27, 1987

Mr. Howard J. Allen
President
Local #1514
United Steelworkers of America

Dear Mr. Allen:

This will confirm our understanding that effective 6/1/87, employees covered by the following indirect incentive applications will be paid the average index of pay performance so indicated. This rate, which is the average of twenty six (26) pay periods from 4/6/86 through 4/4/87, will remain in effect until changed by mutual agreement.

     Plan 2952            (Assigned Maintenance)            114%
     Plan 2953            (Central Shops)                   114%
     Plan 4650-01         (Tool Grinders)                   107%
     Plan 4900-01         (Cylinder Finishing)              117%
     Plan 4900-02         (Roll Forge Finish)               114%
     Plan 4900-03         (Heavy Forge)                     109%

                                        Sincerely,

                                        (Signed)
                                        ---------------------------------
                                        C. H. Ellis, Director
                                        Human Resources &
                                        Administration Services
                                        CP Industries, Inc.

CONFIRMED:

(Signed)
- - ---------------------------------
H. J. Allen, President
USW Local #1514

                               APPENDIX E

Mr. Howard J. Allen                                        May 28, 1987
President
Local #3330
United Steelworkers of America

Dear Mr. Allen:

This will confirm our understanding and agreement that the following modifications are made to existing benefit programs:

1. Effective February 1, 1988, for retirements on or after July 31, 1986, increase minimum pension formula by $1.00. The percent pension calculation method is eliminated.

2. Effective for retirements on or after January 31, 1987, increase pension protection afforded short service employees by lowering eligibility for deferred vested pension from 10 years to 5 years of service.

3. Effective February 1, 1988, increase the minimum monthly surviving spouse's benefit by $10.00 for surviving spouses of active employees who die on or after July 31, 1986 and for the surviving spouses of employees who retire on or after July 31, 1986 and who die thereafter.

4. Effective July 1, 1987, adopt pre-certification of inpatient admissions and mandatory second surgical provisions.

5. Increase major medical deductible to $150 for individuals and $300 for families.

6. Extend subrogation provisions applicable to dental benefits to all health care benefits.

                                        Sincerely,

                                        (Signed)
                                        ---------------------------------
                                        C. H. Ellis, Director
                                        Human Resources and
                                        Administrative Services
                                        CP Industries, Inc.
CONFIRMED

(Signed)
- - ---------------------------------
H. J. Allen, President
USW Local #1514

                                  APPENDIX F
                          LETTER OF AGREEMENT - 1996

May 30, 1996

Mr. Dennis Fleming
Staff Representative
United Steel Workers of America

Dear Mr. Fleming:

        In the interest of renewing our agreement effective June 1, 1996, the following contract modifications are proposed:

        1.)     The Steel Workers' Select Blue POS 100 Plan with mail order drug provisions will be implemented effective 8/1/96 for all CPI bargaining unit employees. Existing dental and vision coverage will be retained.
        2.)     Each active employee, other than probationary employees, as of
6/1/96, will receive a gross amount of $500.00 on or before 7/1/96. Another payment of $500.00 will be made in a similar manner in 1998.
        3.)     On July 1, 1997 and July 1, 1999, each employee, other than probationary employees who is required to wear safety shoes will be provided an allowance of $40.00 to purchase same.
        4.)     For retirements after September 1, 1996, the minimum pension formula will be increased an additional $1.00 for each year of service as a CP Industries, Inc. employee; i.e. on or after August 1, 1986.
                For retirements after September 1, 2000, the minimum pension formula will be increased an additional $1.00 for each year of service as a CP Industries, Inc. employee; i.e. on or after August 1, 1986.
        5.)     For future retirements, the company will not use the USX
percent-calculated figure in determining the offset to be applied... the USX minimum formula-calculated amount will be used.
        6.)     The amount of weekly Sickness & Accident benefits will be
$300.00 for payment after 6/1/1996.
        7.)     An increase in the hourly additive to the standard hourly wage scale rate as follows:

                         6/1/96 ---     $ .50
                         6/1/97 ---     $ .50
                         6/1/98 ---     $ .50
                         6/1/99 ---     $ .50
                         6/1/00 ---     $ .60

        8.)     This agreement is effective June 1, 1996 through May 31, 2001.

        The above is contingent upon and in conjunction with an understanding that any and all issues presented by the Union in the form of contractual proposals, which have not been agreed to up to this point, are considered withdrawn.

CONFIRMED                               Sincerely,

(Signed)                                (Signed)
- - ---------------------------------       ---------------------------------
Dennis R. Fleming                       C. H. Ellis
                                        VP Human Resources
                                        & Administrative Services

    UNITED STEELWORKERS                      CP INDUSTRIES, INC.
        OF AMERICA                           CHRISTY PARK PLANT


- - ---------------------------------       ---------------------------------
George Becker, President                Jack T. Croushore, President


- - ---------------------------------       ---------------------------------
Richard H. Davis, Vice-President        C.H. Ellis, Vice-President
Administration                          Human Resources


- - ---------------------------------       ---------------------------------
Leon Lynch, Vice-President              K.P. Collins, Vice-President
Human Affairs                           Business Development


- - ---------------------------------       ---------------------------------
Leo W. Gerard, Secretary                Roger L. Seese, Controller


- - ---------------------------------
Andrew V. Palm, Director
District #10


- - ---------------------------------
Dennis R. Fleming
Staff Representative
District #10


- - ---------------------------------
Walter N. Grimes
President


- - ---------------------------------
Gerald R. Robinson
Vice-President


- - ---------------------------------
James J. McLaughlin
Grievance Comm.


- - ---------------------------------
Edward T. Aaron, Sr.
Recording Secretary


- - ---------------------------------
Samuel J. Zenobi
Grievance Comm.